Exhibit 99

Avatech Solutions Announces Record Revenue and Earnings

for Fiscal Year 2005, and Strong Fourth Quarter Results

BALTIMORE—(BUSINESS WIRE)—Avatech Solutions, Inc. (OTCBB:AVSO.OB), the recognized leader in design and engineering solutions, product lifecycle management, and facilities management, today announced earnings for its fourth quarter and fiscal year ended June 30, 2005.

Earnings for the fourth quarter of fiscal 2005 were approximately $714,000, or $0.06 per share — a dramatic turnaround from Avatech’s 2004 fourth quarter loss of $598,000 or ($0.06) per share. Revenue was up 37% over the same period last year.

For the fiscal year ended June 30, 2005, the Company reported net income of $1,934,000, or $0.18 per share — an almost $2,900,000 million improvement over the $927,000 loss reported for the fiscal year ended June 30, 2004.

Avatech’s CEO, Scotty Walsh, said, “The last three quarters of profitable operations and a profitable year-end are further proof that our business strategy is working. Overall, we enhanced our position as a leading design and engineering systems integrator, and expect our growth and profitability will continue to gain momentum. We are adding more customer-facing experts, continuing to diversify our solutions offerings, and increasing services revenue.”

Mr. Walsh added, “We are looking at a number of acquisition opportunities that would substantially increase revenues, be accretive to earnings, and further our diversification strategy.”

During the 2005 fiscal year, the Company experienced double-digit increases in product sales, service revenue, and commission revenue as the result of an increased sales focus in its existing offices as well as the acquisition of the assets of Comtrex Corporation in North Carolina. In addition, Avatech also increased revenues through the $1,900,000 million sale of a software product to Autodesk.

“During fiscal 2005, the Company focused on increasing the productivity of its sales and service professionals, and reallocating our resources to our offices around the country and within the market segments that we felt would provide us with the best long-term opportunities while reducing overall costs. Anyone who looks at our balance sheet will see a much stronger company than they saw a year ago — a trend we intend to continue,” added Walsh.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management and process optimization for the manufacturing, engineering, building design and facilities management markets. Headquartered in Owings Mills, Maryland, the company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatechsolutions.com for more information.

Avatech Solutions, Inc.

Summary Consolidated Financial Data

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2005	2004	2005
Revenues	$6,381,064	$8,768,786	$27,950,494	$34,144,428
Cost of revenue	3,826,796	4,769,592	16,733,715	17,894,448
Gross margin	2,554,268	3,998,194	11,216,779	16,249,980
Operating income (loss)	(483,186)	844,343	(187,269)	2,491,529
Net income (loss)	(598,376)	713,514	(926,765)	1,934,077

Earnings (loss) per share:
Basic	$(0.06)	$0.06	$(0.11)	$0.18

Diluted	$(0.06)	$0.05	$(0.11)	$0.14

Weighted average common shares outstanding:
Basic	9,396,846	10,868,326	9,341,785	10,355,150

Diluted	9,396,846	14,112,125	9,341,785	13,947,055

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2005 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.

All brand names, product names, or trademarks belong to their respective holders.

CONTACT :

Avatech Solutions, Inc.

Jean Schaeffer, 410-581-8080

Fax: 410-753-1591

jean.schaeffer@avat.com